Exhibit 5.4

January 21, 2005

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, NY 10019

Ladies and Gentlemen:

We have acted as special Wyoming counsel to WMG Acquisition Corp., a Delaware corporation (the “Company”), and to Summy-Birchard, Inc., a Wyoming corporation, a wholly-owned subsidiary of the Company and one of the guarantors listed on Schedule I hereto (individually, a “Covered Guarantor” and collectively with all of the guarantors listed on Schedule I hereto, the “Covered Guarantors”).  The Covered Guarantors along with the guarantors listed on Schedule II hereto (the “Excluded Guarantors”) are, together with the Covered Guarantors, referred to herein as the “Guarantors”.  Summy-Birchard, Inc. is sometimes referred to herein as the “Guarantor”.  This opinion is rendered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, relating to the issuance by the Company of $465,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 and £100,000,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”), including without limitation by the Guarantor of its Guarantee of even date with the Indenture described below (the “Guarantee”), with respect to the Exchange Securities.  The Exchange Securities and the Guarantees will be issued under an indenture dated as of April 8, 2004 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The Exchange Securities will be offered by the Company in exchange for $465,000,000 aggregate principal amount of its outstanding 7 3/8% Senior Subordinated Notes due 2014 and £100,000,000 aggregate principal amount of its outstanding 8 1/8% Senior Subordinated Notes due 2014 (the “Securities”).

We have examined the Guarantee, as well as the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor, including without limitation the organizational documents of the Guarantor on file with the Wyoming Secretary of State’s Office or which have been provided to us by the Company or the Guarantor and authorizing resolutions of the Guarantor dated March 31, 2004 as to its execution, delivery, issuance and performance of the Guarantee and the Indenture (the “Resolutions”).

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee and the other parties thereto, enforceable in accordance with its terms, that the Trustee has required that the Guarantee be issued by the Guarantor as a condition to the Trustee’s entry into the Indenture, that the Guarantee would be governed by Wyoming law, and that the Exchange Securities constitute the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.         The Guarantor has duly authorized, executed and delivered the Guarantee and the Indenture.

2.         When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, and (b) the Guarantee has been duly executed, issued and delivered by the Guarantor, the Guarantee will constitute a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

3.         Execution, delivery and performance by the Guarantor of the Indenture and the Guarantee do not and will not violate the laws of the State of Wyoming.

Our opinions set forth above are subject to (i) the effects of bankruptcy, avoidance, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including such limitations as may deny giving effect to waivers of a debtor’s or guarantor’s rights, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) certain applicable laws and judicial rulings that may limit, impair or delay the enforcement of certain remedies, waivers or other provisions of the Guarantee and the Indenture, but which will not in our opinion substantially interfere with the practical realization of the benefits intended to be conferred by the Guarantee.

Our opinions are based on the laws of the State of Wyoming as of the date hereof and upon facts now known to us, and we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or with respect to any event or change of condition occurring subsequent to the date of this letter.  This letter is limited to the matters expressed herein and no other opinions may be implied.  Specifically, no opinion is expressed herein regarding the effect of or compliance with securities laws.  This opinion is provided as a legal opinion only, effective as of the date of this letter, and does not constitute an opinion as to matters of fact or as a guaranty or warranty of the matters discussed herein.

This opinion is furnished for the benefit of the addressee and its counsel, Simpson, Thacher & Bartlett llp and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent, provided that we hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption Legal Matters in the Prospectus included in the Registration Statement.  In giving this opinion and our consent, we do not hereby admit that we are acting within the category of person whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Holland & Hart LLP